UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(Address of principal executive offices and zip code)

(405) 600-0711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 2, 2011, GMX Resources Inc. (the “Company”) entered into separately negotiated support agreements (each a “Support Agreement” and collectively the “Support Agreements”) with several holders (the “Supporting Holders”) of the Company’s 11.375% Senior Notes due 2019 (the “Existing Notes”) who, in the aggregate, hold approximately 50.1% of the outstanding principal amount of the Existing Notes. The transaction will be effectuated in part through a private exchange offer and is conditioned on consents of holders of at least a majority of Existing Notes.

Subject to, and in accordance with, the terms and conditions contained in these Support Agreements, each of the Supporting Holders have agreed, among other things:

(i) to tender such Supporting Holder’s Existing Notes in an exchange offer, pursuant to which holders of the Existing Notes (including the Supporting Holders) will be entitled to elect to exchange, for $1,000 principal amount of Existing Notes tendered by such holder, either: (a) $750.0 principal amount of 11.0% Senior Secured Notes due 2017 (the “New Notes”); or (b) $971.4 principal amount of New Notes, if the holder also agrees to purchase in a private placement New Notes in an aggregate principal amount equal to .60 multiplied by the principal amount of the Existing Notes tendered by such holder;

(ii) to purchase their pro rata amount of New Notes offered hereby and, if holders do not elect to purchase at least $100.0 million aggregate principal amount of New Notes in connection with the exchange offer, to allow the Company to put to them for cash purchase an amount of additional New Notes such that the aggregate principal amount of New Notes issued is $100.0 million (the “Backstop Obligations”); and

(iii) to consent to certain proposed amendments to the indenture governing the Existing Notes, such consents being irrevocable except under specified conditions.

If holders of 100% of the Existing Notes tender their Existing Notes in the exchange offer and elect to purchase New Notes, the transactions will result in $120 million of cash proceeds and the issuance of approximately $318 million aggregate principal amount of New Notes. The New Notes will mature in December 2017, be secured by substantially all of the assets of the Company and accrue cash interest at 11.0% per annum (or, at the Company’s option, 9.0% cash pay and 4.0% payment in kind in additional New Notes). Other terms of the New Notes, the exchange offer and consent solicitation will be subject to agreement with the Supporting Holders and final documentation.

As consideration for the Backstop Obligations, the Company has agreed to issue at the consummation of the transactions an aggregate of $3.0 million principal amount of New Notes and $7.0 million of the Company’s Common Stock (based on a volume-weighted average trading price of the Company’s common stock following the date that the Support Agreements are announced publicly, but not more than approximately 4.2 million shares).

This Current Report on Form 8-K does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities. The Company has not yet commenced the contemplated exchange offer referred to in this Current Report on Form 8-K. The securities to be offered to the holders in the exchange offer will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 3, 2011, the Company issued a press release announcing its earnings and results for the quarter ended September 30, 2011, and that it will hold a conference call discussing those results. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.

The information furnished pursuant to Item 2.02 of this Current Report on Form 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company’s under the Securities Act, except as otherwise expressly stated in such filing.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

Pursuant to the Support Agreements entered into on November 2, 2011, the Company will issue in a private placement transaction under Section 4(2) of the Securities Act of up to 4,242,425 shares of its common stock. The shares will be issued as consideration for the Backstop Obligations, as described under Item 1.01 of this Current Report on Form 8-K. Each of the parties to the Support Agreements are qualified institutional buyers as defined in Rule 144A, or accredited investors as defined in Rule 501, under the Securities Act.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated November 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: November 3, 2011	By:	/s/ James A. Merrill
	Name:	James A. Merrill
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 3, 2011.